Exhibit 99

FOR IMMEDIATE RELEASE

BankFinancial Corporation Extends and Expands Share Repurchase Program

Burr Ridge, Illinois - (September 28, 2007) BankFinancial Corporation (Nasdaq - BFIN) announced today that its Board of Directors has extended the expiration date of its current share repurchase authorization from September 30, 2007 until March 31, 2008. As of September 27, 2007, the Company had repurchased 2,714,323 shares of its common stock out of the 3,605,384 shares that have been authorized for repurchase.

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company’s Board of Directors.

The authorization will expire on March 31, 2008, and may be suspended, terminated or modified at any time prior to that date for any reason, including, without limitation, market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed relevant. These factors may also affect the timing and amount of any share repurchases.

The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company’s stockholders approved at the Company’s 2006 Annual Meeting, and for other corporate purposes.

Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable, with regular or special dividends from the Company’s principal subsidiary.

The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At June 30, 2007, the Company had total assets of $1.532 billion, total loans of $1.283 billion, total deposits of $1.105 billion and stockholders’ equity of $307 million. The Company’s common stock trades on the Nasdaq Global Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic and current reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan,	Gregg T. Adams,
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial Corporation
Telephone: 630-242-7151	Telephone: 630-242-7234